Exhibit 32.1

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), Daniel P. Gold, the President and Chief Executive Officer of Marshall Edwards, Inc. (the “Registrant”), and Thomas M. Zech, the Chief Financial Officer of the Registrant, each hereby certifies that, to his knowledge:

1.	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, (the “Form 10-Q”) to which this Certification is attached as Exhibit 32.1, fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Form 10-Q fairly presents, in all material respects, the financial condition of the Registrant at the end of the period covered by the Form 10-Q and results of operations of the registrant for the period covered by the Form 10-Q.

These certifications accompanying the Form 10-Q to which they relate, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of the registrant under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

Dated: May 15, 2012

/s/ Daniel P. Gold	/s/ Thomas M. Zech
Daniel P. Gold	Thomas M. Zech
President and Chief Executive Officer (Principal Executive Officer)	Chief Financial Officer (Principal Financial Officer)